EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Alexander L. Weis, Ph.D.	Porter, LeVay & Rose, Inc.
Chief Executive Officer	Michael Porter
(210) 677-6000	(212) 564-4700

ONCOVISTA INNOVATIVE THERAPIES, INC. APPOINTS J. MICHAEL EDWARDS NEW CHIEF FINANCIAL OFFICER

SAN ANTONIO, TX (January 8, 2008) - OncoVista Innovative Therapies, Inc. (OTC BB: AVUG.OB) announced the appointment of J. Michael Edwards as Chief Financial Officer of the Company effective January 2, 2008. Mr. Edwards brings fifteen years of experience in financial management and leadership, with almost seven years in healthcare-related companies, to his new role at OncoVista.

“Michael’s experience in building and managing the financial infrastructure within a number of different healthcare companies will be extremely valuable to OncoVista. His broad depth of financial experience and knowledge will be an important asset to the Company as we rapidly build our business. The challenges of properly managing growth are familiar to him and we look forward to Michael’s contributions as a member of the management team at OncoVista,” stated Alexander L. Weis, Chief Executive Officer of OncoVista.

Mr. Edwards, age 40, joins OncoVista from Fieldstone Homes where he was the Regional Director of Finance. Before joining Fieldstone, he spent five years as controller for BioNumerik Pharmaceuticals, Inc. where he was involved with the execution of a $425 million strategic alliance agreement and a $30 million private placement. Prior to that, he was the assistant controller for ILEX Oncology where he prepared all external public filings. He began his career as an auditor with PricewaterhouseCoopers.

Mr. Edwards holds a Bachelor of Business Administration degree in accounting from the University of Texas at San Antonio, and earned a Masters in Business Administration from the University of Texas in Austin. Mr. Edwards is a certified public accountant.

Edwards said, “I am extremely excited to join OncoVista at this significant point in its development. Dr. Weis and the rest of the team have put together a company that I believe is poised to make concrete and measurable progress in the fight against cancer. My previous experience with biopharmaceutical companies will prove very useful in meeting OncoVista’s needs, especially in areas of compliance, budgeting and audit. I look forward to helping OncoVista move forward.”

About OncoVista
OncoVista is a biopharmaceutical company engaged in the development and commercialization of targeted cancer therapies both through the acquisition of rights to technologies and drugs from others and through the development of proprietary products. OncoVista intends to identify, develop and rapidly commercialize innovative therapies for safer and more efficacious treatment of cancer. OncoVista believes that the development of targeted approaches to the administration of anticancer agents should lead to improved outcomes and/or reduced toxicity. In targeting compounds for acquisition, OncoVista focuses on candidates that have been previously tested in human clinical trials or animal models, as well as technologies that may improve the delivery or targeting of previously tested, and in some cases marketed, anticancer agents. OncoVista’s senior management team and its panel of internationally-recognized clinical advisors have made significant contributions to the development of leading drugs currently used in cancer treatment. Its management, in conjunction with its advisors, intend to evaluate in-licensing candidates based on several criteria, including development and registration strategies to be employed, commercialization opportunities and competitive technologies being developed elsewhere. OncoVista’s primary therapeutic strategy is based on targeting the patient’s tumor(s) with treatments that will deliver drugs selectively based upon specific biochemical characteristics of the cancer cells comprising the tumor. Through a combination of licensing agreements as well as mergers and acquisitions, OncoVista has acquired the rights to several technologies with the potential to more effectively treat cancers and significantly improve quality-of-life for patients.

Forward-Looking Statements: A number of statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements.

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